Exhibit 10.39

AMENDMENT NO. 2 TO
CITRIX SYSTEMS, INC.
2015 EMPLOYEE STOCK PURCHASE PLAN

OCTOBER 27, 2016

Pursuant to Section 21 of Citrix Systems, Inc. 2015 Employee Stock Purchase Plan (the “Plan”), the Plan is hereby amended as follows:

The first sentence of Section 3 is hereby replaced in its entirety with the following:

The payment periods during which contributions will be accumulated under the Plan shall consist of periods ranging from three months to twenty-four months, as determined by the Committee from time to time (each, a “Payment Period” and collectively, the “Payment Periods”).

This Amendment No. 2 shall be effective upon the date hereof.

Except as expressly amended hereby, the Plan remains in full force and effect in accordance with its terms.

Adopted by the Board of Directors of Citrix Systems, Inc.: October 27 2016.